Exhibit 99.1

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700, Dallas, Texas 75251

Investor Relations Contact: Tyler Farquharson (214) 368-2084

FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES

MANAGEMENT CHANGES

DALLAS, TEXAS, October 25, 2016…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced changes to its management team. Tyler Farquharson, EXCO’s current Vice President of Strategic Planning, will become EXCO’s acting Chief Financial Officer and Treasurer effective November 2, 2016 following the departure of Chris Peracchi, EXCO’s current Vice President, acting Chief Financial Officer and Treasurer. Mr. Farquharson will continue to serve as EXCO’s Vice President of Strategic Planning and lead the investor relations function.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, commented, “We are pleased to announce that Tyler will become EXCO’s acting Chief Financial Officer and Treasurer. Tyler has been with EXCO for 11 years and possesses vast knowledge of EXCO’s business organization, structure, plans and commitments. Tyler has managed or been a key contributor to multiple company initiatives and processes, including business modeling, banking, hedging, budgeting, economics and strategic planning. With Tyler’s extensive background with EXCO and financial expertise, we believe that he is well-positioned to lead EXCO through this transition and manage the execution of our strategic plan. We are grateful to Chris for his numerous contributions to EXCO since joining us in 2013. We wish Chris the best in his future endeavors.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region.

Additional information about EXCO Resources, Inc. may be obtained by contacting Tyler Farquharson, EXCO’s Vice President of Strategic Planning, acting Chief Financial Officer and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.